Exhibit 99.2

DISCOVERY

PARTNERS

INTERNATIONAL

HOST:  Mr. Riccardo Pigliucci

DATE:  November 2, 2004

TIME:   11:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International third quarter 2004 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the Company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners third quarter 2004 financial results conference call.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter and nine months ended September 30, 2004 and update the guidance for the remainder of 2004. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations, our development efforts and our business environment, including whether the Company’s contract with the NIH continues through its four year term, the mix and timing of revenues from sales of products and services based on our backlog, the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2004, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in the company’s annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission and other SEC filings and our other SEC reports.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

In addition, in response to Regulation G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods, if any.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8-K.

Now, I will turn the call over to Craig Kussman, Discovery Partners’ CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the third quarter ended September 30, 2004, were $12.6 million, 10 percent above the third quarter of 2003, and 3 percent below the second quarter of 2004.  The decrease versus the second quarter was primarily due to a decrease in chemistry services business with Pfizer and Merck.  The increase over prior year was due to increased Crystal Farm product shipments and increased screening services revenues, which more than offset decreases in chemistry services and license and development contract services revenues.  Pfizer accounted for 53 percent of our revenues for the quarter.

Gross margin, as a percentage of revenue, for the third quarter of 2004 was 46 percent, up from 40 percent in both the third quarter of 2003 and second quarter of 2004.  The increase in gross margin as a percentage of revenue versus the second quarter resulted from higher screening services volumes, the redeployment of chemistry resources to R&D and business development initiatives, and lower losses on one of our exclusive chemistry services contracts.  These factors were partially offset by a lower level of the per compound margin benefits resulting from the modification to the Pfizer contract combined with lower compound production volumes and a higher obsolete inventory adjustment for legacy instrumentation.  The increase in gross margin percentage versus prior year was due to higher screening service and instrumentation product margins resulting from higher volumes and from per compound margin benefits resulting from the modification of the Company’s chemistry agreement with Pfizer, which were partially offset by decreased chemistry compound production volumes, legacy instrumentation inventory adjustments and µARCS amortization.

Research and development costs for the third quarter of 2004 were $1.3 million, up from $0.5 million in the third quarter of 2003, and up from $0.9 million in the second quarter of 2004.  The increase in research and development costs versus prior year and prior quarter resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and instrumentation product development activities.

SG&A costs for the third quarter of 2004 were $3.7 million, up from $3.4 million in the third quarter of 2003, and up from $3.6 million in the second quarter of 2004.  The increase in SG&A costs versus the second quarter was due to higher business development costs resulting from the redeployment of development scientists to business development activities, which were partially offset by lower incentive compensation accruals.  The increase in SG&A costs versus prior year resulted from higher business development costs, which offset savings resulting from the closure of our Tucson facility and lower incentive compensation accruals.

The Company reported no restructuring expense during the second and third quarters of 2004 compared to $1.6 million and $0.3 million recorded in the second and third quarters of 2003, respectively, when the Company closed its Tucson chemistry operations.

The Company reported a $0.4 million profit from operations during the third quarter of 2004, down $0.2 million versus the second quarter of 2004 result and up from a $0.1 million result, including $0.3 million in restructuring costs related to the Tucson closure, in the third quarter of 2003.  The decrease versus the second quarter of 2004 is due to higher R&D, SG&A and deferred compensation costs, which more than offset higher gross margin.  The improvement versus prior year is due to the improvement in gross margin and the absence of the restructuring charge, which more than offset the increases in R&D, SG&A and deferred compensation costs.  This marks the fifth consecutive quarter of operating profit.

Interest income was $0.4 million for the third quarter of 2004, up from $0.3 million in the second quarter of 2004, and unchanged from the third quarter of 2003.  This increase versus the second quarter is due to a higher average cash balance and due to higher yields on our investment portfolio.

Net income for the third quarter ended September 30, 2004 was $0.8 million, or $0.03 per share, compared to net income of $0.7, million, or $0.03 per share in the second quarter of 2004, and net income of $0.5 million, or $0.02 per share, including $0.3 million, or $0.01 per share, of restructuring charges, in the third quarter of 2003.

For the nine months ended September 30, 2004, revenues were $37.4 million, up 6 percent from the $35.4 million result in 2003.  The increase in year over year top-line performance is due to increased Crystal Farm product shipments and higher screening services revenues, which offset declines in chemistry services and license and development contract services revenues.

Gross margin as a percent of revenue for the nine months ended September 30, 2004 was 43 percent, up from 34 percent for the same period in 2003.  The year over year increase in gross margin percentage resulted from higher screening service and instrument product margins resulting from higher volumes and from per compound margin benefits resulting from the modification of the Pfizer contract, which were partially offset by lower chemistry compound production volumes, legacy instrumentation inventory adjustments and µARCS amortization.

Research and development costs for the first nine months of 2004 were $3.1 million, up from $1.9 million in the same period of 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and instrumentation product development activities.

SG&A costs for the first nine months of 2004 were $10.9 million, up from $9.9 million in the same period in 2003.  The increase in SG&A costs versus 2003 is due to higher business development costs, which offset savings resulting from the consolidation of facilities and lower incentive compensation accruals.

There were no restructuring costs for the first nine months of 2004, compared to $1.9 million in the same period in 2003 related to the closure of the Company’s Tucson facility.

The Company reported a $1.6 million profit from operations during the first nine months of 2004, compared to a loss from operations of $1.9 million for the same period in 2003, which included $1.9 million of restructuring costs.  This substantial improvement is primarily due to the improvement in gross margin and the lack of restructuring charges.

Interest income for the first nine months of 2004 was $1.0 million, down from $1.4 million for the same period last year due to lower yields on our investment portfolio.

                Net income in the nine months ended September 30, 2004 was $2.5 million, or $0.10 per share on a fully diluted basis, compared to a net loss of $0.4 million, or $0.02 per share, including $1.9 million, or $0.08 per share of restructuring costs, for the same period in 2003.

Cash and short-term investments at September 30, 2004 were $78.9 million, an increase of $1.0 million from the balance at June 30, 2004 due primarily to net cash flow provided by operations.

Now let me ask Riccardo to review the operations for the third quarter and the key milestones for the remainder of 2004:

Riccardo Pigliucci:

Thank you Craig.

During the third quarter Discovery Partners continued to perform and deliver the expected financial and scientific performance.  We successfully expanded our collaboration with Celltech, now UCB, to a second target, extended the lead finding collaboration with our largest Japanese client for an additional year and received positive feedback from Merck in a public presentation at the annual conference of the Society for Biomolecular Screening in Orlando, FL on the use of our uARCS technology for the identification of G-protein-coupled receptor agonists.

The highlight of this quarter was the award of a multi-year contract from the NIH to set up and maintain the Molecular Libraries Small Molecule Repository as part of the NIH Road Map initiative.  The estimated funding available to DPI under this contract for the Base Period (August 2004 through December 2008) is approximately $24 million, assuming the contract continues for its full term, with options to extend the term subject to the availability of further funding.

The NIH, Department of Health and Human Services, funds this contract in its entirety and the repository will be located at DPI’s facilities in South San Francisco, California.

Building upon the results of the Human Genome Project, the NIH Roadmap has been established to accelerate medical research progress in the area of drug discovery. The ultimate goal of the repository is to offer public sector biomedical researchers access to hundreds of thousands of small organic molecules, which can be used as chemical probes to study cellular pathways in greater depth. These compounds are expected to help validate new targets for drug therapy more rapidly, and enable other researchers in the public and private sectors to take these targets and compounds and move them through the drug-development pipeline. The Molecular Libraries Small Molecule Repository will handle, store and distribute a chemically diverse small molecule collection of up to 1,000,000 compounds with the goal of progressively populating biologically relevant chemical space. This collection will be established from commercial compound suppliers and ongoing programs within NIH, and will include FDA- approved drugs, compounds with known actions, a structurally diverse collection of compounds of unknown activities, compounds derived from natural product templates, molecules submitted from the public and private sectors, and new compounds generated by diversity-oriented and target-oriented synthesis. The collection will be used for screening of known and novel targets at the Molecular Libraries Screening Centers, with distribution of compounds of known action to investigators in academia and industry.

This contract is a major achievement for DPI and it is a major contributor to the 10 percent increase in our committed backlog since June 30, 2004.

As of September 30, 2004 our backlog of products and services under contract and deliverable in the 12 month period ending September 30, 2005 was over $34 million.  This is over $3 million higher than the comparable figure of $31 million as of June 30, 2004.  The NIH contract however will have only a minor impact on 2004 results as we are still setting up our facilities and consulting with the NIH Advisory Panel on what compounds to procure.

While, as I just mentioned, we continue to receive business from new and current customers we have not yet experienced the usual year-end surge of large pharma business or a strengthening of our pipeline for new major contracts.

It is too early to judge if this signals a tightening or reallocation of expenditures following the recent well reported product related issues from several large pharmaceutical companies, however we feel the need, at this time, to spend additional time to better understand and evaluate the current market drivers prior to issuing specific financial guidance for 2005.

Regarding the remainder of 2004, our current backlog is sufficient to allow us to meet at least the low end of our mid-teens cents earnings per share guidance for 2004.

This concludes the first part of our conference call.  I

am available to answer questions at this time.  We urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.

OPERATOR:  Thank you.  The question and answer session will begin now.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press 1 - 4 on your push button phone.  Should you wish to withdraw your question, press 1 - 3.   Your question will be taken in the order it is received.  Please stand by for your first question.

END: I would like to thank all of you for participating on this teleconference and look forward to talking to you again soon.

Thank you.